EXHIBIT 99.1



                           ImClone Systems Contacts:
                           ------------------------

Andrea F. Rabney or                                        Andrew Merrill or
Jason E. Farber                                            David Pitts
ImClone Systems Incorporated                               Abernathy MacGregor
(646) 638-5058                                             (212) 371-5999

                         Bristol-Myers Squibb Contacts:
                         -----------------------------

Nancy Goldfarb                                             Timothy Cost
Media Relations                                            Investor Relations
212/546-5107                                               212/546-4103


               IMCLONE SYSTEMS AND BRISTOL-MYERS SQUIBB ANNOUNCE
                REVISED TERMS OF COMMERCIALIZATION AGREEMENT FOR
                                  ERBITUX(TM)


NEW YORK, NY - March 5, 2002 - Bristol-Myers Squibb Company (NYSE:BMY) and ImClone Systems Incorporated (Nasdaq: IMCL) announced today the revision of certain terms in the companies' commercialization agreement for the co-development and co-promotion of ERBITUX(TM) in the United States, Canada and Japan. The companies have agreed to changes in certain economics of the agreement and have agreed to the expansion of the clinical and strategic role of Bristol-Myers Squibb in the ERBITUX development program.

Under the revised terms:

|X| In lieu of the $300 million milestone payment agreed upon in the original agreement, Bristol-Myers Squibb will pay ImClone Systems $140 million in cash upon signing of the revised agreement and $60 million in cash on the one-year anniversary of the signing.


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|X|      Bristol-Myers Squibb will pay ImClone Systems the originally agreed upon $500 million milestone payment, based on the approval by the U.S. Food and Drug Administration (FDA) of ERBITUX, in two parts: $250 million will be paid upon approval of the initial indication, and the remaining $250 million will be paid upon approval of a second indication.

|X| ImClone Systems will receive a distribution fee based on a flat rate of 39 percent of product revenues in North America.

|X|      The term of the agreement will continue to run through 2018.

       The companies said that Andrew G. Bodnar, M.D., J.D., senior vice president of Medical and External Affairs, Bristol-Myers Squibb, and a member of ImClone Systems' Board of Directors, will oversee a joint ImClone Systems and Bristol-Myers Squibb team implementing a single clinical and regulatory plan for ERBITUX. Governance of all committees provided for in the original agreement will remain unchanged.

       "ImClone Systems' objective is to move ERBITUX through the regulatory process and to patients with cancer expeditiously," said Robert F. Goldhammer, chairman of ImClone Systems. "The leadership and focus of ImClone Systems' senior management and the firm commitment and support of its partner, Bristol-Myers Squibb, strengthens our ability to achieve this goal."

       "We are confident that we will now be able to move forward in our partnership with ImClone Systems for the development of ERBITUX," said Peter R. Dolan, chairman and chief executive officer, Bristol-Myers Squibb. "As the world leader in oncology, we are looking forward to playing an expanded clinical and strategic role


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related to the ERBITUX development program, working in close collaboration with the ImClone Systems team. The revised agreement also reflects the adjusted timeline to market launch based on the current development path for ERBITUX, which has been modified following the February 26th meeting with the FDA."

       "ImClone Systems continues to believe that ERBITUX has great potential to treat patients with cancer, and our efforts are focused on gaining FDA approval for the drug," stated Samuel D. Waksal, Ph.D., president and chief executive officer of ImClone Systems. "This agreement reflects the companies' mutual commitment to see ERBITUX jointly developed and successfully moved through the regulatory process."

       "I am delighted to have the opportunity to lead a joint Bristol-Myers Squibb and ImClone Systems team that will work diligently to bring ERBITUX through the clinical and regulatory process as quickly and efficiently as possible. Our combined resources - together with our strong commitment to this product - will be fully engaged in this process," said Dr. Bodnar.

       ERBITUX is an investigational drug designed to target and block the Epidermal Growth Factor Receptor (EGFR), which is expressed on the surface of certain cancer cells.

       Bristol-Myers Squibb is a $19 billion pharmaceutical and related health care products company whose mission is to extend and enhance human life.

       ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company's three programs include growth factor blockers, cancer vaccines and angiogenesis inhibitors. ImClone Systems'


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strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems is headquartered in New York with manufacturing facilities in Somerville, New Jersey.

       Except for the historical information contained herein, the matters discussed in this news release may include forward-looking statements. Actual results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Companies' business, including, without limitation, risks and uncertainties in obtaining and maintaining regulatory approval, market acceptance of and continuing demand for the Companies' products and the impact of competitive products and pricing. The Companies undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.